Exhibit 10.1

NEON THERAPEUTICS, INC.

AMENDED AND RESTATED NON-EMPLOYEE
DIRECTOR COMPENSATION POLICY

The purpose of this amended and restated Non-Employee Director Compensation Policy of Neon Therapeutics, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

The Company shall pay cash retainers to the members of its Board of Directors (the “Board”) and the committees thereof as set forth below, such retainers to be (i) paid for the directors’ general availability and participation in meetings and conference calls, (ii) paid quarterly in arrears and (iii) pro-rated based on the number of actual days served by the director on the Board or applicable committee during such calendar quarter or year.

Annual Retainer for Board Membership:	$35,000
Additional Annual Retainer for Non-Executive Chair of the Board:	$30,000
Additional Retainers for Committee Membership:
Audit Committee Chair:	$15,000
Audit Committee Member:	$7,500
Compensation Committee Chair:	$10,000
Compensation Committee Member:	$5,000
Nominating and Corporate Governance Committee Chair:	$8,000
Nominating and Corporate Governance Committee Member:	$4,000
Note: Chair and committee member retainers are in addition to retainers for members of the Board.

Each non-employee director may elect to receive all or a portion of her or his cash compensation in the form of unrestricted shares having a grant date fair value equal to the amount (or portion thereof) of such compensation. Any such election (i) shall be made (x) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (y) for any new non-employee director, within 30 days of her or his election to the Board, (ii) shall be irrevocable with respect to such calendar year and (iii) shall automatically apply to the cash compensation for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of a stock option to purchase 37,000 shares to each new non-employee director upon his or her election to the Board, which shall vest 33% on the first anniversary of the grant, then the remainder shall vest monthly for the subsequent two years, provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director of the Company. This Initial Award applies only to non-employee directors who are first elected to the Board subsequent to the Company’s initial public offering. Each Initial Award shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.
Annual Award: On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) of a stock option to purchase 18,500 shares, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. Each Annual Award shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee thereof.

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Adopted June 14, 2018, subject to effectiveness of the Company’s Registration Statement on Form S-1 for its initial public offering and reflecting the one-for-five reverse stock split effected on June 13, 2018.
Amended and restated on February 27, 2019.